Exhibit 10.28



July 1, 1996




Mr. Gilbert R. Ott, Jr.
260 Highwood Circle
Oyster Bay, NY 11771



Dear Gil:

     We are pleased to confirm our offer of employment with Rodman & Renshaw Capital Group, Inc. (the "Company") as Executive Vice
President, Secretary and General Counsel.

1. Management Committee and other Offices. You will be a member of the Company's Management Committee. You will also serve in such offices of the Company's subsidiaries as may be reasonably designated by the Company.

2. Base Salary. Your base salary will be $175,000 per year payable proportionately twice each month.

3. Incentive Compensation. You will be entitled to participate in annual discretionary bonus distributions consistent with those made to members of the Company's Management Committee and your position, performance, tenure and other factors and in any new incentive compensation plan generally applicable to executives which is established during your employment to the extent approved by the Compensation Committee.

4. Other Benefits. You will be entitled to such other benefits as are available generally to members of the Management
     Committee of the Company.

5. Termination. You will be an "employee-at-will," which means that the Company may terminate your employment at any time with or without cause and you will not be entitled to further payments, provided that if the Company terminates your employment without cause, then as your exclusive severance benefit, you will be entitled to the applicable benefits under the Company's then existing severance policy. If you terminate your employment or are terminated for cause, you will not be entitled to further salary or benefits.

6. Relocation. You agree to relocate to Chicago if requested by the Company. You would be reimbursed for reasonable relocation expenses subject to prior approval by the Company.

7. Representations. It is our understanding and you confirm that you are currently bound by no employment agreement, nor are you in possession of confidential or proprietary information obtained in your prior employment which you intend to utilize at the Company in furtherance of its business. You represent and agree that no representations, promises or agreements regarding employment at Rodman have been made to you except as set forth in this letter and that this letter supersedes any prior discussions or understandings.

8. Condition. Our offer of employment is contingent upon Rodman being satisfied in its sole discretion with all of the following (i) reference checks from previous employers, (ii) the Company's review of your Forms U-4 and U-5, (iii) your having a valid transferrable registration, (iv) all prior regulatory disciplinary history being properly disclosed, and
     (v) your providing to the Company documentation verifying that you are legally authorized to work in the United States.

9.   Effective Date.  Your employment will become effective on July
     1, 1996.


     Please indicate your acceptance of the terms and conditions of employment as stated above by signing the additional copy of this letter and returning it to me.

Sincerely,

/s/ Charles W. Daggs, III
Charles W. Daggs, III


/s/ Gilbert R. Ott, Jr.            6/20/96
  Gilbert R. Ott, Jr.              Date